May 21, 2024	FOR IMMEDIATE RELEASE
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RAYMOND JAMES FINANCIAL BOARD APPOINTS NEW DIRECTORS

ST. PETERSBURG, Fla. - On May 21, 2024, Raymond James Financial, Inc. (NYSE: RJF) announced the elections of Cecily Mistarz, former Executive Vice President and U.S. Chief Risk Officer (CRO) of BMO Financial Group, and Raymond James President and CFO Paul Shoukry, to the Board of Directors. In connection with the appointments, the board increased its size from 11 to 13 members.

“With our focus on the long-term growth and stability of Raymond James, we are fortunate to be able to add two people with strong backgrounds in financial and risk management leadership to the board,” said Chair and CEO Paul Reilly. “As Paul transitions to the CEO role in fiscal 2025, his contributions to the board will be crucial to sustaining our culture, delivering outstanding service and industry-leading resources to advisors and their clients, and, ensuring future success.”

“Cecily brings extensive risk management experience to our discussions as Raymond James navigates an increasingly dynamic regulatory landscape. We believe her client-focused approach fits seamlessly with our culture and we look forward to her contributions.”

Mistarz, 62, served at BMO from September 2014 until her retirement in April 2021, overseeing the risk function for an intermediate holding company and a nationally chartered bank. She joined Bank of Montreal in 1990, holding several positions of increasing responsibility in corporate banking, risk management, wealth management, strategy and M&A integration. Her career began at California Federal Savings and Loan.

Mistarz, who will serve on the board’s Audit Committee and Risk Committee, holds a bachelor’s degree in economics from Bradley University and earned an MBA from the University of Chicago. She also serves on the boards of Pepper Construction Group LLC, a privately held company that provides commercial construction services in the U.S., and the Safer Foundation.

Shoukry, 41, joined Raymond James in 2010, has served as CFO since 2020 and will succeed Reilly as CEO in fiscal year 2025. He currently is responsible for the overall financial management of the company, including balance sheet management, financial reporting, investor relations, corporate development, corporate tax, cash management, regulatory reporting, and financial planning and analysis. He oversees the firm’s Bank segment, is a member of the firm’s Executive Committee, and serves on the boards of subsidiaries Raymond James & Associates and TriState Capital Bank and cybersecurity firm ReliaQuest.

Shoukry earned an MBA with honors from Columbia University and graduated magna cum laude with a bachelor’s and masters degree of Accountancy from The University of Georgia, where he was a Leonard Leadership Scholar.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,800 financial advisors. Total client assets are $1.45 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.